Exhibit 99.1

July 1, 2020

NOTICE OF extension of REDEMPTION DATE

TO THE HOLDERS OF DraftKings Inc.

Public Warrants (CUSIP No. 26142R112)*

NOTICE IS HEREBY GIVEN that DraftKings Inc., a Nevada corporation (the “Company”), has determined to and hereby does extend the period during which its Public Warrants (as defined below) may be exercised by holders thereof and has determined to, and hereby does, change the redemption date of its Public Warrants to July 2, 2020 (the “Redemption Date”).

Pursuant to the Notice of Redemption dated May 27, 2020 (the “Notice of Redemption”), the Company announced the redemption of all of its outstanding warrants to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), that were issued as part of the units sold in Diamond Eagle Acquisition Corp.’s initial public offering (the “Public Warrants”) under the Warrant Agreement, dated as of May 10, 2019 (the “Warrant Agreement”), by and among Diamond Eagle Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent and transfer agent (as assigned to and assumed by the Company and Computershare Trust Company, N.A., a federally chartered trust company, and Computershare Inc., a Delaware corporation (collectively, “Computershare”), as warrant agent and transfer agent, pursuant to that certain Assignment and Assumption Agreement, dated as of April 23, 2020) for the specified redemption price of $0.01 per warrant. As of the date hereof, the Company has determined to extend the exercise period and has changed the Redemption Date to July 2, 2020.

In order to exercise their Public Warrants, holders must pay the exercise price of $11.50 per share of Common Stock underlying such Public Warrants in cash and deliver a completed and executed Warrant Exercise Form or Notice of Guaranteed Delivery to Computershare in respect of such Public Warrants prior to 5:00 p.m. New York City time on July 2, 2020. Broker-dealers who have delivered a Notice of Guaranteed Delivery in respect of Public Warrants prior to such deadline shall have until 5:00 p.m. New York City time on July 7, 2020 to deliver such Public Warrants via DWAC to Computershare.

Any Public Warrants that remain unexercised or in respect of which no Notice of Guaranteed Delivery has been properly submitted by 5:00 p.m. New York City time on July 2, 2020 will be void and no longer exercisable, and all rights thereunder and in respect thereof will cease, except for the right of the holders thereof to receive the redemption price of $0.01 in respect of each such Public Warrant. It is anticipated that as of July 6, 2020 the Public Warrants will stop trading under DKNGW and CUSIP No. 26142R112.

Private Placement Warrants

Private Placement Warrants (as defined in the Warrant Agreement) are not subject to this redemption of Public Warrants. Any outstanding Private Placement Warrants will remain outstanding and exercisable or transferable in accordance with the terms of the Warrant Agreement and will continue to trade on Nasdaq. It is anticipated that as of July 6, 2020, the Private Placement Warrants will begin to trade under a new ticker symbol on Nasdaq (DKNGZ) and under a new CUSIP number (26142R120).

* The CUSIP number appearing herein has been included solely for the convenience of the holders of the Public Warrants. Neither the Company nor Computershare shall be responsible for the selection or use of any such CUSIP number, nor is any representation made as to its correctness on the Public Warrants or as indicated herein.

Questions regarding redemption of the Public Warrants or the procedures therefor should be directed to our information agent, Georgeson, at 866-219-9786.